Exhibit 10.1

Strategic Marketing Agreement

AGREEMENT made as of the 6th day of September 2011 (the “Effective Date”) by and between Cameo Stars, LLC, a New York limited liability company having its offices at 122 West 27th Street, 10th Floor, New York, New York 10001 (“Cameo Stars”) and PeopleString Corporation, a Delaware corporation having its offices at 157 Broad Street, Suite 109, Red Bank, New Jersey 07701 (“PeopleString”).

W I T N E S S E T H:

WHEREAS, PeopleString desires to obtain the benefits of the knowledge, expertise, contacts and relationships of Cameo Stars and its principals in connection with the development of its Share it Up technology (“Share it Up”), and Cameo Stars is agreeable thereto.

WHEREAS, PeopleString desires to create celebrity invitations to PeopleString using the Cameo Stars Platform.

WHEREAS, PeopleString desires Cameo Stars to Market its Share It Up Technology platform to national brands and marketers.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

1.           Scope of Agreement.  PeopleString hereby retains Cameo Stars, and Cameo Stars hereby accepts and agrees, to provide marketing services and act as an independent general advisor and consultant to PeopleString on all matters relating to the development of Share it Up and PeopleString. Specifically, during the term of this Agreement, Cameo Stars shall devote such amount of its principal’s working time, attention, knowledge and skills as shall be reasonably necessary in Cameo Stars judgment to further Share it Up and the business of PeopleString generally.  Cameo Stars shall perform the services hereunder primarily at Cameo Stars’ principal place of business.

2.           Term.  The term of this Agreement shall commence on the effective date and shall continue until terminated by either party upon no less than 14 days prior written notice to the other party; provided, however, the term of this Agreement shall continue for a minimum period of two (2) months.

3.           Consideration.  In full consideration of the services to be performed hereunder by Cameo Stars and subject to the terms hereof, PeopleString shall pay to Cameo Stars and Cameo Stars shall accept:

(a)           Marketing  Fee.  A flat monthly retainer in the amount of $25,000 per month payable within twenty (20) days of the end of each month during the term of this Agreement (the “Consulting Fee”).  The Consulting Fee shall be recoupable only against Commissions earned pursuant to Section 3(b) below.

(b)           Commission.  PeopleString shall pay to Cameo Stars a commission (a “Commission”), equal to fifty percent (50%) of net revenues derived from Share it Up which accrue during the term of this Agreement and are contacted, sourced and introduced by Cameo Stars.  Commissions earned by Cameo Stars hereunder shall be calculated and paid on a monthly basis within twenty (20) days of the end of each month during the term.  PeopleString shall provide Cameo Stars with reasonably complete financial and accounting records with respect to the Share it Up revenues and the calculation of Commission hereunder, together with each payment of Commissions.  PeopleString shall maintain books of account concerning each payment report for two (2) calendar years following the rendering thereof. The obligation of PeopleString to pay Commissions to Cameo Stars with respect to any Share it Up revenues accrued during the term shall survive the termination hereof.

(c)           Expenses.  PeopleString shall reimburse Cameo Stars for all reasonable and necessary business, entertainment and travel expenses and disbursements actually incurred as a direct result of, or in connection with, the services to be provided by Cameo Stars hereunder, to the extent that receipts, vouchers or other documentation reasonably satisfactory to PeopleString are submitted by Cameo Stars in accordance with PeopleString’s expense reimbursement policies from time to time in effect.  Expenses over $100 must be pre –approved by PeopleString.

4.           Purchase Option.   PeopleString shall have the right (the “Option”) on seven (7) days written notice to Cameo Stars (the “Exercise Notice”), at any time prior to March 31, 2012 or the earlier termination of this Agreement, to acquire substantially all of the assets of Cameo Stars, LLC, including but not limited to those relating to   the operation of its application on Facebook at http://apps.facebook.com/cameostars (the “Application”), from www.cameostars.com (the “Website”) (the “Business”), including, without limitation, intellectual property (including trademarks and copyrights), websites, URLs, customer contracts, marketing materials, customer lists, inventory and personal property to the extent directly or indirectly related to the foregoing (the “Assets”).  The acquisition (the “Acquisition”) would be structured on a tax favorable basis to Cameo Stars and PeopleString to the extent practical, and in all circumstances be subject to the execution, as soon as feasible following the exercise of the Option by PeopleString, of a formal definitive acquisition agreement (the “Definitive Agreement”), which the parties agree to negotiate in good faith, and which shall contain customary representations, warranties, indemnities, covenants and other provisions normally contained in definitive agreements with respect to for transactions of this size and nature and shall provide for the various matters set forth in this Section 4.

(a) Consideration. 4,000,000 shares (the “Shares”) of PeopleString common stock, $0.00001 par value per share (the “Common Stock”) issuable at the Closing (as defined below).

(b) Closing. The consummation of the transaction (the “Closing”) shall occur on, and the consideration therefor paid in full on a date to be determined by PeopleString up to the 90th day following delivery of the Exercise Notice by PeopleString; provided, however, such 90-day period shall be tolled during the negotiation of the Definitive Agreement.

(c) Due Diligence. At any time during the term of this Agreement (including, prior to the delivery of a Exercise Notice), PeopleString may commence its “due diligence” investigation of Cameo Stars, and its books, records, business and affairs.

(d) Key Executives.  At Closing, PeopleString shall enter into employment agreements with Daren Hornig and Gene Cornfield providing for, among other things, salaries at a rate of $120,000 annually and provide each such employee with benefits and other perquisites made available to PeopleString’s executives.  The foregoing employees will perform their services for PeopleString primarily in an office to be maintained following the Closing in New York City and shall be reimbursed their business expenses in accordance with PeopleString’s policy for executives.

5.           Confidential Information.  Cameo Stars acknowledges that the information, observations and data disclosed or otherwise obtained by it while engaged by PeopleString concerning the business and affairs of PeopleString (hereafter, collectively “Confidential Information”) are the property of PeopleString.  Therefore, Cameo Stars agrees that it shall not directly or indirectly, either during the term of this Agreement or thereafter, disclose to any unauthorized person for its own purposes any Confidential Information without the prior written consent of PeopleString, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Cameo Stars’ acts or omissions or as may be required in response to any summons or subpoena or in connection with any litigation (it being understood that, to the extent practicable, Cameo Stars shall provide PeopleString prompt notice of any such event and cooperate in good faith to enable PeopleString to participate to protect its interests in such Confidential Information).  Cameo Stars acknowledges that any such Confidential Information is of a confidential and secret character and of great value to PeopleString and shall deliver to PeopleString as of the termination of this Agreement, or at any other time PeopleString may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or business of PeopleString which it then may possess or have under its control.

6.           Non-Solicitation of Related Parties. The parties hereto covenant and agree that each shall not, directly or indirectly, during the term of this Agreement and the Restricted Period (as hereinafter defined) solicit, or otherwise engage in any negotiations with, any officer, employee, consultant, agent or other person who receives compensation from either party (a “Related Party”), to terminate or discontinue such relationship, or accept any employment, consulting or other business relationship with a third party, nor will either party, directly or indirectly, during the term of this Agreement and the Restricted Period hire or retain the services of any Related Party.  For purposes of this paragraph and it interpretation, (i) the term “Restricted Period” shall mean the period of time commencing on the date hereof and extending to the date which occurs one (1) year following the termination of this Agreement, provided, however, that the determination of a Related Party shall mean and include any person who served in any capacity as a Related Party at any time during the two (2) year period prior to such determination.

7.           Relationship of Cameo Stars to PeopleString. Cameo Stars shall be an independent contractor to PeopleString; any and all contracts of employment made by Cameo Stars and any and all other contracts which may be made on behalf of Cameo Stars, for and in connection with Cameo Stars’ performance under this Agreement, shall be made by Cameo Stars as principal and not as an agent of Company; and that Cameo Stars will make full payment of compensation and other amounts payable in connection with any matter on Cameo Stars’ part to be performed under any such arrangement.  In no event shall Cameo Stars be considered an agent of PeopleString; under no circumstances shall Cameo Stars have, or claim to have, power of decision in any activities on behalf of PeopleString.  Cameo Stars acknowledges that as an independent contractor to PeopleString, Cameo Stars is solely responsible for the payment of all taxes related to the consideration paid to it hereunder.

7.           Cumulative Rights.  The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

8.           No Waiver.  The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

9.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

10.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New Jersey without regard to the principles of conflicts of laws.

11.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by PeopleString, Cameo Stars and their respective successors and assigns, provided that Cameo Stars may not assign any of his rights or obligations hereunder, except as expressly provided by the terms of this Agreement.

12.           Paragraph Headings.  The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

13.           Notices.  Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with an acknowledgement copy requested, or by the Express Mail service offered by the United States Post Office, directed to the addresses set forth above, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein.  Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Express Mail service, one day after it is mailed; or by hand delivery, upon receipt.

14.           Unenforceability; Severability.  If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

15.           No Third Party Rights.  The representations, warranties and other terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person shall have any right or claim against any party by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any party.

16.           Counterparts.  This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this instrument the date first above written.

CAMEO STARS, LLC

By:	/s/ Daren Hornig
Name:	Daren Hornig
Title:	Chief Executive Officer

PEOPLESTRING CORPORATION

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	Chief Executive Officer